Exhibit 21.1
NEW SOURCE ENERGY PARTNERS L.P.
SUBSIDIARIES

Entity Name                    State of Organization
MidCentral Energy GP, LLC            Delaware
MidCentral Energy Partners L.P.            Delaware
Rod's Production Services, L.L.C.        Delaware
Erick Flowback Services LLC            Oklahoma
MidCentral Energy Services, LLC        Oklahoma
MidCentral Completion Services, LLC        Oklahoma